UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2002

America First Associates Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-33371	11-3246880
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

160 E 56th St. 6th Fl
New York, NY 10022
(Address of principal executive offices)

(212) 644-8520
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

On February 13, 2002, America First Associates corp., the "Company"), dismissed the accounting firm of Lerner & Sipkin, as the Company's independent auditor. Lerner & Sipkin reported on the Company's statements of financial condition as of December 31, 2000, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2000. Lerner & Sipkin reports did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. Furthermore, during the two most recent fiscal years and any subsequent interim period prior to their dismissal, the Company had no disagreements with Lerner & Sipkin on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or any reportable event as discussed in Item 304(a)(iv) of Registration S-B.

The Company has provided the above disclosure to Lerner & Sipkin, and has requested that they furnish the Company with a letter addressed to the Securities and Exchange Commission (the "Commission") stating whether they agree with the above statements. A copy of Lerner & Sipkin letter in response to this request is attached as an exhibit to this report.

On February 13, 2002, the Company retained the accounting firm of Linder & Linder as its new independent auditor to audit the Company's financial statements for the fiscal year ending December 31, 2001. Neither during the Company's two most recent fiscal years or any subsequent interim period prior to engaging the new accountants the Company consulted with Linder & Linder regarding either the accounting or auditing concerns stated in Item 304(a)(v)(D)(2) of Regulation S-B. The Company has provided Linder & Linder with a copy of this report prior to its filing with the Commission, and Linder & Linder agrees with the comments contained herein.

The above changes were approved by the Company's board of directors on February 13, 2002.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c) Exhibits

16.1 Letter from Lerner & Sipkin ,dated July 2, 2002, to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned there unto duly authorized.

America First Associates Corp.

July 2, 2002	By: /s/ Joseph Ricupero
Date	Joseph Ricupero, Chief Financial Officer